EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Third Quarter POPS Revenue Increase of 28.4%;
Fourth Quarter Outlook Soft; 2008 Outlook Strong

MINNEAPOLIS – October 30, 2007 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $6,461,000 for the third quarter ended September 30, 2007, an increase of 26.4%, compared to net sales of $5,112,000 for the third quarter of 2006. The net loss for the third quarter of 2007 was $(355,000) or $(0.02) per share (basic and fully diluted), compared to $228,000, or $0.02 per basic share ($0.01 per fully diluted share), for the third quarter of 2006. This year’s third quarter net loss included a one-time non-cash charge of $969,000 for the warrant granted to Valassis in July 2007 as part of the 10-year extension of the strategic alliance agreement. Without this warrant expense, net income for the quarter would have been $614,000 or $0.04 per share (basic and fully diluted). Insignia Point-of-Purchase Services® (POPS) revenue for the third quarter of 2007 was $5,718,000, an increase of 28.4%, compared to third quarter 2006 POPS revenue of $4,452,000.

For the nine months ended September 30, 2007, net sales were $19,495,000, an increase of 19.0%, compared to net sales of $16,387,000 for the first nine months of 2006. Net income for the first nine months of 2007 was $1,270,000 or $0.08 per share (basic and fully diluted), compared to $1,816,000, or $0.12 per share (basic and fully diluted) for the same period of 2006. Without the warrant expense, net income for the first nine months would have been $2,239,000 or $0.15 per basic share ($0.14 per fully diluted share). Insignia POPS revenue for the first nine months of 2007 was $17,281,000, an increase of 20.9%, compared to POPS revenue of $14,294,000 for the first nine months of 2006.

CEO Scott Drill commented, “The third quarter results were basically in line with our expectations and we are pleased with the 28.4% POPS revenue increase versus the third quarter of 2006. During the quarter, we continued to make good progress in developing both the retail and consumer packaged goods (CPG’s) sides of our business. On the retail side, there has been a lot of new distribution recruitment activity since we expanded our relationship with Valassis in July. We recently signed a new agreement with USA Drug and we are optimistic that a number of additional new contract signings are imminent.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

October 30, 2007	Insignia Systems, Inc. Reports Third Quarter Results	Page 2

On the CPG side of our business, our sales activity continues to be strong. However, unfortunately this has not translated into the revenue level we had anticipated for the fourth quarter. We currently have POPS customer orders of approximately $3,550,000 for the fourth quarter with approximately four weeks of selling time left. In contrast, the outlook for 2008 is very good in that our booked revenue for 2008 is 33% ahead of what it was a year ago for 2007. Further, 2008 revenue bookings will increase as we add retail distribution.”

Drill continued, “On the legal front, the discovery process is proceeding well and the schedule still calls for us to be ready for trial by July 1, 2008. On September 28th, the Minnesota Judge denied the motions to dismiss News America’s counterclaims against both the company and me personally. This was not particularly surprising since at this stage the judge could not question the counterclaims’ factual allegations. We continue to be optimistic about the prospects for our affirmative claims and our defense of the counterclaims. Legal expense for the third quarter of 2007 was $496,000 versus $322,000 in the third quarter of 2006. Our cash position at September 30, 2007 was $6,875,000, up from $4,780,000 on June 30, 2007.”

Conference Call

The Company will host a conference call today, October 30, at 4:00 p.m. Central Time. To access the live call, dial 800-474-8920. The conference code is 1240091. Please be sure to dial in about 5-10 minutes prior to the scheduled start time. Audio replay will be available approximately three hours after the call through November 8, 2007. To access the replay, dial 888-203-1112 and reference the passcode 1240091.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 9,000 chain retail supermarkets and drug stores, including A&P, Kroger and Safeway. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Reckitt Benckiser, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

October 30, 2007	Insignia Systems, Inc. Reports Third Quarter Results	Page 3

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2006 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

October 30, 2007	Insignia Systems, Inc. Reports Third Quarter Results	Page 4

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007		2006

Net Sales	$6,461,000	$5,112,000	$19,495,000		$16,387,000
Cost of Sales	2,853,000	2,512,000	8,369,000		7,581,000
Gross Profit	3,608,000	2,600,000	11,126,000		8,806,000
Operating Expenses:
Selling	1,400,000	1,174,000	4,295,000		3,615,000
Marketing	357,000	265,000	1,052,000		754,000
Warrant expense (sales & marketing)	969,000 (1)	—	969,000	(1)	—
General & administrative	1,245,000	935,000	3,569,000		2,686,000

Operating Income (Loss)	(363,000)	226,000	1,241,000		1,751,000
Other Income	52,000	2,000	89,000		65,000	(2)

Income (Loss) before Taxes	(311,000)	228,000	1,330,000		1,816,000
Income Taxes	44,000	—	60,000		—

Net Income (Loss)	$(355,000)	$228,000	$1,270,000		$1,816,000

Net Income (Loss) Per Share
Basic	$(0.02)	$0.02	$0.08		$0.12
Diluted	$(0.02)	$0.01	$0.08		$0.12

Shares used in calculation of net income (loss) per share:
Basic	15,454,000	15,104,000	15,367,000		15,074,000
Diluted	15,454,000	15,897,000	16,178,000		15,408,000

(1)	Represents a one-time non-cash charge related to a warrant issued to Valassis Communications, Inc. for the development and integration of new retailer relationships.
(2)	Includes $100,000 related to the settlement with the founder of VALUStix.

SELECTED BALANCE SHEET DATA

(Unaudited)

	September 30, 2007	December 31, 2006
Cash and cash equivalents	$6,875,000	$3,785,000
Working capital	7,950,000	5,017,000
Total assets	11,554,000	8,583,000
Total liabilities	3,660,000	3,721,000
Shareholders’ equity	7,894,000	4,862,000

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com